Exhibit 4.29

CONTRACT

Between

BP Solar International Inc.

and

Renesola Singapore Pte., Ltd.

for

Supply of Solar Wafers.

Contract No.:BPRS-WF-2009-01

Index of Contract Documents

No.	Description

Section 1	Agreement	5

Section 2	General Terms and Conditions	11

Section 3	Attachments:

	Attachment-A, Commodity, Quantity, Price, & Schedule	18
	Attachment-B, Specifications	20
	Attachment-C, BP Associates	23
	Attachment-D, Renesola Associates	24

SECTION 1

AGREEMENT

Table of Contents

Article No.	Description

1.	CONTRACT TERM	5

2.	NAME OF COMMODITY	5

3.	QUANTITY	6

4.	PRICE	6

5.	SHIPPING TERMS	6

6.	SHIPPING SHCEDULE	6

7.	PAYMENT TERMS	6

8.	QUALITY & WARRANTY	6

9.	INSPECTION	7

10.	DEFECTS, DAMAGE & DISCREPANCY	7

11.	LATE DELIVERY	8

12.	NOTICES	8

13.	GOVERNING LAW	9

14.	ARBITRATION	9

15.	ENTIRE CONTRACT	9

SECTION 1

AGREEMENT

This Agreement (together with the documents attached hereto, hereinafter referred to as the "Contract") is made by and between:

BP Solar International Inc. with an office at 90 New Montgomery, Suite 1500, San Francisco, CA 94105 USA (hereinafter referred to as “Party A” or “BP Solar”), and

Renesola Singapore Pte., Ltd., whose registered office is at 48 Toh Guan RD. East,#02-103 Enterprise Hub, Singapore 609964 (hereinafter referred to as “Party B” or “RENESOLA”).

Party A and Party B may sometimes individually be referred to as the “Party”, or may collectively be referred to as the "Parties".

Each Party may also be referred to as “Buyer” or "Seller" based on different contexts:

a)	In the supply of silicon materials, Party A will be referred to as “Seller”; while Party B will be referred to as “Buyer”.

b)	In the supply of solar wafers, Party B will be referred to as “Seller”; while Party A will be referred to as “Buyer”.

WHEREAS, Party A desires to supply to Party B certain silicon materials for tolling into solar wafers, and

WHEREAS, Party B desires to supply to Party A certain solar wafers under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereto agree as follows:

1.	CONTRACT TERM:

This Contract shall come into force on the date of Jan., 1st, 2009, and shall remain in full force and effect until Dec., 31st, 2009.

2.	NAME OF COMMODITY:

The description of the materials (sometimes may be referred to as “Goods” or “Products”) supplied under this Contract shall be defined in Attachment-A.

3.	QUANTITY

The quantity of Goods supplied under this Contract is set in Attachment-A.

4.	PRICE:

The prices for the Goods supplied under this Contract are specified in Attachment-A.

5.	SHIPPING TERMS:

5.1	The Goods supplied under this Contract shall be shipped under the shipping terms as stipulated in Attachment-A.

5.2	The interpretation of the shipping terms selected shall be subject to Incoterms 2000.

6.	SHIPPING SCHEDULE:

Unless otherwise instructed by Buyer, Seller shall prepare delivery in accordance with the Shipping Schedule as set in Attachment-A.

7.	PAYMENT TERMS:

7.1
Payment shall be made via T/T within thirty (30) calendar days against each shipment after receiving the relevant commercial invoice, packing list and the shipping document (such as Air Waybill or B/L). This payment term is applicable for both Parties.

7.2	The relevant invoice shall indicate the quantity delivered, unit price, total amount, Purchase Order (PO) number, and other information as reasonably required by Buyer.

7.3
If Buyer disputes any invoice, in whole or in part, Buyer shall promptly notify Seller of the dispute and shall pay only the undisputed portion. Buyer and Seller shall endeavor to settle and adjust any disputed amount timely.

8.	QUALITY & WARRANTY:

8.1
Seller warrants that the Goods supplied hereunder shall be of the quality set out in, conform to and perform in accordance with the specifications stipulated in Attachment-B or such other specifications as agreed in writing by the Parties.

8.2	Any deviation from or modification to the specifications shall be subject to the prior written approval of both Parties.

8.3
Seller warrants that the Goods supplied hereunder shall be free and clear of all claims and encumbrances and shall be produced and delivered in compliance with the terms and conditions of this Contract and any applicable laws.

8.4	Seller shall also provide the specific warranty and certificates (if any), as stipulated in Attachment-B.

8.5
Seller shall maintain a true, correct, and complete set of records pertaining to its performance of this Contract and all transactions related thereto to ensure reliable traceability for its Products supplied to Buyer. Seller further agrees to retain all such records for a period of at least two years after termination of the Contract. Buyer may audit any and all such records at any reasonable time during.

8.6	Seller shall develop and maintain appropriate quality management systems and procedures to ensure strict quality control and quality assurance throughout the whole production process.

8.7	Both Parties shall co-operate fully with each other in achieving the highest quality standard, and to ensure continuous improvement of quality.

9.	INSPECTION:

9.1
Seller shall conduct pre-delivery inspection to ensure that the quality, specifications, quantity, packaging and requirements for safety are in compliance with the stipulations of the Contract and each PO.

9.2
Buyer shall have the right to conduct inspection of the Goods in Sellers facilities. Seller shall afford Buyer’s representative every facility for such purposes, including access to Seller’s facility at all reasonable times for audits.

9.3	Buyer shall conduct a preliminary inspection within seven (7) working days after the arrival of the Goods at the destination.

10.	DEFECTS, DAMAGE & DISCREPANCY:

10.1	Notice of Defects:

a)	Goods will be considered “defective” if it fails to conform to the specifications as detailed in Attachment-B.

b)	In cases of apparent defects, Buyer shall use reasonable efforts to report in writing to Seller within thirty (30) days from the arrival date.

c)	In cases of hidden (concealed) defects, Buyer shall use reasonable effort to report in writing to Seller within ninety (90) days from the arrival date.

10.2	Remedy of Defects:

a)
In case any defects (either visible or concealed) to be found owing to Seller’s fault, the Buyer shall have the right to reject the Goods, or to require Seller to repair or replace the Goods at Seller's expense, provided that claim is filed within the valid period as specified in this Contract.

b)
If Buyer opts to reject the defective Goods, Buyer shall return the Goods to Seller, and Seller shall immediately reimburse Buyer for the cost of return and the price paid by Buyer for the rejected Goods.

10.3	Claims for Damage/Loss:

Claims for damage/loss during transportation shall be handled in accordance with the applicable Shipping Terms.

10.4	Surplus/Shortage:

If discrepancy in quantity (surplus/shortage) is found on receipt, Buyer shall use reasonable effort to report in writing to Seller within fourteen (14) working days of arrival.

11.	LATE DELIVERY:

11.1	Seller shall ensure that Goods will be delivered timely in accordance with the agreed shipping schedule.

11.2
If Seller materially delays or becomes aware of the likelihood of a material delay in delivery, Seller shall promptly notify Buyer in writing and provide Buyer with full particulars of the circumstances.

11.3	Buyer shall, at its sole discretion, advise Seller whether to cancel the relevant Purchase Order or extend the timing for delivery.

12.	NOTICES

12.1	Any notice and communication to a Party required or permitted by this Contract shall be given in writing by mail, facsimile or e-mail.

12.2	Mail shall be addressed to a Party at its addresses set forth in the first page of this Contract or as amended as provided herein and shall be deemed to have been received 7 days after its posting.

12.3	Facsimiles or e-mail shall be deemed to have been received at the time of its successful transmission.

12.4	Either Party may at any time change its address for notice or communication by giving a written notice to the other Party.

12.5	Notices associated with each Purchase Order shall be sent to the BP Associate at the address to be specified by that BP Associate in the Purchase Order or otherwise in writing.

13.	GOVERNING LAW

Regardless of the place of contracting, place of performance or otherwise, this Contract and all Purchase Orders thereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules.

14.	ARBITRATION

Any controversy or claim arising out of or relating to this Contract and all Purchase Orders thereto, or the invalidity or breach thereof, which cannot be settled amicably, shall be submitted to arbitration in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules.
The arbitration shall take place in New York.
The decision of the arbitrator(s) shall be final and binding upon both Parties.

15.	ENTIRE CONTRACT

15.1	The above terms and conditions, together with the General Terms and Conditions, and other documents attached hereto, constitute the entire Contract between the Parties.

15.2	All previous understandings between the Parties either oral or written with regard to the subject matter of this Contract are hereby cancelled and are null and void.

15.3	In the event of a conflict among the terms and conditions herein, the Attachments hereto, and a Purchase Order, the documents shall take precedence according to the descending order shown below:
•	The terms and conditions herein
•	The Attachments hereto
•	The Purchase Order

IN WITNESS WHEREOF, the Parties have caused this Contract to be duly executed, in two counterparts, as of the day first written above.

BP Solar International Inc.	Renesola Singapore Pte., Ltd.
(Party A)	(Party B)

Signature: /s/	Signature: /s/ Xianshou Li

Name:	Name:

Title: VP Global Operations	Title: CEO
Date: January 9, 2009	Date: January 19, 2009
Second Level Approval

Signature: /s/

Name:

Date:	Date:

SECTION 2

GENERAL TERMS AND CONDITIONS

Table of Contents

Article No.	Description

1.	DEFINITIONS	12

2.	SCOPE OF APPLICATION	12

3.	SAFETY	12

4.	ETHICAL BEHAVIOR	13

5.	AMENDMENT & TERMINATION	13

6.	ASSIGNMENT	14

7.	WAIVER	14

8.	SEVERABILITY	14

9.	FORCE MAJEURE	14

10.	INDEMNITY	15

11.	INTELLECTUAL PROPERTY	15

12.	CONFIDENTIALITY	15

13.	TITLE & RISK	16

14.	TAXES & DUTIES	16

15.	USE OF COMPANY LOGO	16

16.	PURCHASING PROCESS	17

17.	PACKING & MARKING	17

SECTION 2

GENERAL TERMS AND CONDITIONS

1.	DEFINITIONS:

1.1	“Purchase Order” means the purchase order (PO) either paper or electronic, with related attachments, issued by Buyer pursuant to this Contract.

1.2	“BP Associates” means the companies listed in Attachment-C.

1.3	“ReneSola Associates” means the companies listed in Attachment-D.

2.	SCOPE OF APPLICATION:

2.1	This Contract shall apply to the PO issued by a Party (or any of its Associates) for purchase of the Goods from Seller.

2.2	Where such PO is issued by a Party (or by its Associates), the terms and conditions of this Contract shall be automatically applicable to the PO.

2.3
When an Associate issues a PO, the reference in this Contract to “Buyer” shall mean the Associate for purposes of such PO. The Associate shall have the same rights and obligations of the Buyer with respect to any purchases that the Associate makes by issuing a PO.

2.4	The Associate shall not have the ability to terminate this Contract; however, it may terminate any of its PO, provided that the Buyer shall make up any cancelled orders within the next monthly period.

3.	SAFETY

3.1 For the purposes of this Clause, “safety” shall mean all matters relating to health, safety, security and environment; and all obligations of each Party shall include its sub-contractors, suppliers and its and their employees, servants and agents.

3.2 Seller shall provide to Buyer in writing such information as is necessary relating to the storage, use, maintenance, and disposal of the Goods, and relating to any risk to health and safety to which the inherent properties thereof may give rise and to any conditions necessary to ensure that the Goods will be safe and without risk to health and safety when they are being installed, used, cleaned, maintained, handled, processed, stored, transported, dismantled or disposed of.

3.3 Each Party shall comply with all applicable laws, regulations, policies, standards, directives and codes pertaining to Health, Safety, and Environment (HSE).

3.4 Both Parties shall co-operate fully with each other in achieving the highest possible standard of HSE.

4.	ETHICAL BEHAVIOR

4.1	The Seller is aware that the Buyer’s Business Policy prohibits the giving of any bribe or facilitation payment, and the Seller undertakes to comply with the Policy.

4.2
The Seller shall not make or cause to be made any payment, gift of money or anything of value, directly or indirectly to any person to influence a decision in a manner that is inconsistent with the Policy of conducting business fairly and ethically.

4.3	The Seller undertakes to notify Buyer immediately if it has knowledge of, or suspects, a breach of this Article.

4.4	Party B undertakes and agrees to act consistently with the BP Code of Conduct (which may be obtained from the BP Solar’s Representative) in connection with performance of this Contract.

5.	AMENDMENT AND TERMINATION

5.1	This Contract may be supplemented, amended, or modified only by the mutual agreement of the Parties.

5.2
Either Party shall have the right to suspend or terminate this Contract by notice without any compensation to the other Party if the other Party breaches any material and substantive obligation under this Contract and such breach shall not have been remedied within 15 days after the non-breaching Party has given notice of the breach to the breaching Party.

5.3
In the event of the insolvency, dissolution , bankruptcy or cease of business for whatsoever reason of a Party, the other Party may without liability to the first Party arising there from immediately terminate this Contract and all then outstanding Purchase Orders by notice.

6.	ASSIGNMENT

6.1	Seller may not sub-contract any part of this Contract or a Purchase Order without the prior written consent of Buyer.

6.2	Seller shall remain responsible for the performance of this Contract or a Purchase Order by its sub-contractors notwithstanding the consent of Buyer to the subcontracting.

6.3	Neither Party shall assign this Contract or a Purchase Order in whole or in part without the prior written consent of the other Party, except that each Party may assign such to it Associate.

7.	WAIVER

The failure of either Party to require the performance of any terms of this Contract or the waiver by either Party of any breach of any terms of this Contract shall not prevent a subsequent enforcement of such terms, nor be deemed a waiver of any subsequent breach.

Any waiver shall be in writing signed by the Party providing the waiver.

8.	SEVERABILITY

In case any one or more of the provisions contained in the Contract shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof and this Contract shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

9.	FORCE MAJEURE

9.1
“Force Majeure” means any circumstances not foreseeable to and beyond the reasonable control of a Party, including but not limited to imposition of any new law, regulation or government policy, nationalization, expropriation, confiscation, riot, war, public disturbance, strikes, lockouts or any natural disaster such as fire, flood, earthquake and storm.

9.2	Neither Party shall be liable for non-performance of its obligations under the Contract to the extent such non-performance is prevented by Force Majeure.

9.3
The affected Party shall notify the other Party as soon as reasonably practicable after the occurrence of the Force Majeure event and shall use all reasonable efforts to mitigate the effects of the Force Majeure on it. The affected Party shall give prompt notice to the other Party when it is able to resume performance of its obligations.

9.4
If a Party is unable to perform an obligation under this Contract due to an event of Force Majeure for a period of six months or more, either Party may immediately terminate this Contract by notice to the other Party prior to the resumption of the performance of the obligation without any claims against the other Party arising from such termination.

10.	INDEMNITY

10.1
Seller shall indemnify and hold Buyer harmless from and against all claims, liabilities, damages, losses, costs and expenses (including legal fees) pertaining to infringement or alleged infringement of any patent, registered design, trade mark, service-mark, copyright or other intellectual property rights which arise from the Goods supplied hereunder or any use or resale by Buyer of such Goods.

10.2
Each party (“the indemnitor”) shall indemnify and hold the other Party (“the indemnitee”) harmless from and against all liabilities for death, illness or injury to any personnel or for loss or damage to any property and against all claims and proceedings resulting there from to the extent that such loss, damage, death, illness or injury is attributable to the willful misconduct, negligence or breach of contract of the first mentioned Party, its employees or agents.

11.	INTELLECTUAL PROPERTY

11.1	The intellectual property of the design, drawings, and other technical data provided by Buyer shall belong to Buyer.

11.2	If Seller and Buyer do any joint development work with respect to the Goods, Seller and Buyer shall jointly own any inventions, improvements or discoveries which they jointly developed.

11.3
Other than to the extent necessary for Buyer and its resellers, and its and their customers to use, sell and otherwise dispose of the Goods itself, Buyer hereby acknowledges that nothing herein contained shall be construed as granting or transferring any Seller’s Intellectual Property Rights.

11.4
Except as otherwise expressly set forth herein, nothing contained herein shall be construed as granting or transferring any of Buyer’s Intellectual Property Rights to Seller, and no transfer or grant of such Intellectual Property Rights is to be implied.

12.	CONFIDENTIALITY

12.1
All information obtained by a Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) in connection with this Contract or the supply of Goods under this Contract shall be deemed to be confidential information and shall not be used by the Receiving Party except in the performance of this Contract and shall not be disclosed by it, its employees or agents to any third party without the prior written consent of the Disclosing Party.

12.2	The obligations under this Clause shall continue five (5) years after the expiration or termination of this Contract.

12.3
The provisions of this Clause shall not prevent any Party from disclosing the existence of the Contract or any relevant matter relating thereto or arising in consequence hereof to any Governmental or regulatory body in compliance with any legal obligation to which that Party may from time to time be subject.

12.4
Upon the request of the Disclosing Party, all confidential information in the possession of the Receiving Party, including all copies and software containing it, shall be returned to the Disclosing Party or, as instructed by the Disclosing Party, be destroyed.

12.5	Notwithstanding the provisions in this Clause, each Party may at any time disclose the confidential information to it Associates.

12.6	Neither Party shall, without the prior written consent of the other Party, make any public or general announcement regarding the Contract or any Purchase Order whether orally or in writing.

13.	TITLE AND RISK

Unless otherwise mutually agreed in writing, title to the Goods and risk of loss shall be governed by and interpreted in accordance with the applicable trade term (shipping term) as defined in INCOTERMS 2000.

14.	TAXES AND DUTIES

Unless otherwise stated in the Contract, the obligations and responsibilities for paying customs duties, tariffs, import taxes, export taxes shall be governed by and interpreted in accordance with the applicable trade term (shipping term) as defined in INCOTERMS 2000.

15.	USE OF TRADEMARK

Each Party shall not use the other party’s Logo or Trademark for any purpose without prior specific permission from the owner of the Logo (or Trademark).

16.	PURCHASING PROCESS

16.1	Buyer may provide regular Purchase Plan to Seller based on the actual demand and in accordance with the Shipping Schedule of this Contract. The Purchase Plan needs to be confirmed by Seller.

16.2	Seller shall prepare delivery based on the confirmed Purchase Plan.

16.3	Seller shall issue Notice of Delivery (in the format of Proforma Invoice) to Buyer before the scheduled shipping date.

16.4	After receipt of Seller’s Proforma Invoice, Buyer shall issue Purchase Orders (PO) to Seller.

16.5	Such PO shall indicate the actual Quantity to be delivered, the Port Name of Shipping Destination, and the actual required Shipping Time.

17.	PACKING AND MARKING:

17.1	Goods have to be packed in such a manner to prevent damage to the product during transportation.

17.2	It is the Seller’s responsibility to ensure the adequacy of the packing used.

17.3	All individual boxes should be clearly labeled in English with:
a)	Description of the product;
b)	PO number;
c)	Supplier name;
d)	Quantity in each box; and
e)	Other data that may be required by Buyer.

ATTACHMENT-A

COMMODITY, QUANTITY, PRICE & SCHEDULE

1.	Materials Provided by BP Solar:

During the term of this agreement, BP Solar plans to supply the following materials to RENESOLA in accordance to the following estimated schedule and at the price not to exceed the following schedule.  RENESOLA agrees to make capacity available to support the BP Solar forecast.

Commodity	Unit Price (not to exceed)	Estimated Annual Forecast	Estimated Shipping Schedule
Polysilicon	US$[****]*/kg	728 tons / year (for 2009)	• Q1: 206 MT • Q2: 183 MT • Q3: 226 MT • Q4: 113 MT

BP Solar shall have the right to reduce the above quantity at any time if RENESOLA fails to fulfill its obligations under the Contract.

BP Solar shall have the right to increase, decrease, suspend or cancel the material supply as forecasted above without penalty with 30 days prior written notice.

2.	Wafers Supplied by RENESOLA:

For the polysilicon provided by BP Solar during the term of this agreement, Renesola shall supply wafers to BP Solar at pricing not to exceed the following schedule:

a). Primary Schedule:
Wafer Types	Multiplier Ratio	Unit Price (US$/pc) (not to exceed)
Mono125mmx125mm (180um)	1 kg: 70 pcs	[****]*
Multi156mmx156mm (180um)	1 kg: 53 pcs	[****]*

* This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

b).Optional Schedule:
Wafer Types	Multiplier Ratio	Unit Price (US$/pc) (not to exceed)
Mono125mmx125mm (180um)	1 kg:52 pcs	[****]*
Mono125mmx125mm (200um)	1 kg:52 pcs	[****]*
Mono125mmx125mm (200um)	1 kg:85 pcs	[****]*
Multi156mmx156mm (180um)	1 kg:33 pcs	[****]*
Multi156mmx156mm (200um)	1 kg:33 pcs	[****]*
Multi156mmx156mm (200um)	1 kg:70 pcs	[****]*

BP Solar shall have the right to select the Wafer Types and Multiplier Ratios in its Quarterly Purchase Forecast.  BP Solar reserves the right to change the Quarterly Purchase Forecast without penalty with 30 days prior written notice.

The actual quantity of each Wafer Type will be specified in each PO issued by BP Solar.

RENESOLA shall use reasonable endeavors to ensure the most competitive wafer prices.

Both parties agree to the prices described in primary schedule above for Q1 2009.

The Parties shall review and adjust pricing each quarter to ensure that the pricing applied remains the most competitive in the following quarter. The price adjustment shall be completed a week prior to the beginning of a new quarter.

3.	Solar Wafers Lead Time:

Unless otherwise instructed, for the silicon materials provided by BP Solar according to the schedule described in article 1 of this attachment-A, RENESOLA shall supply the solar wafers to BP Solar in accordance with the following schedule:
a)	The 1st delivery shall be made within 2 weeks from the date after receipt of silicon materials provided by BP Solar.
All wafers deliveries shall be completed within 5 weeks from the date after receipt of silicon materials provided by BP Solar.

4.	Shipping Term:

Both polysilicon and wafers will be shipped under EXW.

* This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

ATTACHMENT-B

SPECIFICATION

1.	Silicon Material Specifications:

2.	Wafer Specifications:

a)	Mono125 Wafers Specifications:

Product	Monocrystalline Silicon Wafer
Conductivity Type	P-type
Dopant Species	Boron
Base Area	125.0mm X 125.0mm ±0.5mm
Diameter	150.0mm ±0.5 mm
Thickness	180μm±20μm; 200μm±20μm;
TTV	≤40μm
Crystallinity	Crucible-Pulled(CZ) single with no dislocation
Resistivity	0.5-3Ω·cm
Orientation	（100）±1 degree
Carbon concentration	≤ 5x10[17]at/cm3
Oxygen concentration	≤ 1x10[18]at/cm3
Life time	＞8μs
Edge defect/ Chips	Not allowed
Saw marks	Depth<15 μm (No visible saw mark with naked eyes)
Crack and Pin holes	No cracks and Pin holes should be visible with naked eyes.
Wafer surface	As cut and cleaned. No stains visible with the naked eye
Taper	≤30 μm
Bow	≤50μm

BP Solar and RENESOLA agree to review and amend the above wafer specifications prior to the end of the first Quarter of 2009.

b)	Multi 156 Wafers Specifications:

Product	Multicrystalline Silicon Wafer
Conductivity Type	P-type
Base Area	156.0mm X 156.0mm ±0.5mm
Diameter	219.2mm ±0.5 mm
Thickness	180μm±20μm; 200μm±20μm;
TTV	≤30μm
Resistivity	0.8-3Ω·cm
Dopant Species	Boron
Carbon concentration	≤ 9*10[17]at/cm3
Oxygen concentration	≤ 8*10[17]at/cm3
Life time	≥2μs
Wafer surface	As-cut and cleaned. No grease stains and pin holes
Warping	≤75μm(Thickness: 180μm±20μm)
≤50μm(Thickness: 200μm±20μm)
Corner Angle	90 ±0.5 degree
Edge Chips	Length≤1.0mm,Depth<0.5mm
Edge Cracks	Not allowed
Saw marks	Depth≤20 μm
Pin holes	No visible Pin holes with naked eyes.

BP Solar and RENESOLA agree to review and amend the above wafer specifications prior to the end of the First Quarter of 2009.

ATTACHMENT-C

BP Associates

Country	Name	Address
Australia:	BP Solar Pty Limited	2 Australia Avenue Sydney Olympic Park NSW 2127 Australia
USA:	BP Solar International, Inc.	630 Solarex Court Frederick, MD 21703 USA
India	Tata BP Solar India Limited	78 Electronic City, Hosur Road, Bangalore – 560 100 India
Spain	BP Solar España, S.A.U.	Polígono Industrial Tres Cantos, Zona Oeste s/n 28760 Tres Cantos (Madrid) Spain
China	BP Sun Oasis (Prime) Co.,Ltd.	Plant 5, The Export & Processing Zone, Fengcheng 12Rd., Xi’an 710016 China
Hong Kong	Solarex Electric Ltd.	Flat 1138, Block D Wah Lok Ind. Centre, 31 Shan Mei Street, Fotan, Shatin Hong Kong

BP may add additional parties as BP Associates at its sole discretion through advance written notice to Party B.

ATTACHMENT-D

ReneSola Associates

Country	Name	Address
China	Zhejiang Yuhui Solar Energy Source Co., Ltd	No.8 Baoqun Road, Yaozhuang Industrial Park, Jiashan County, Zhejiang Province, 314117, PRC

ReneSola may add additional parties as ReneSola's Associates at its sole discretion through advance written notice to Party A.